     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2002
                                                   REGISTRATION NO.  333-69166
--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ---------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-3
                                       TO
                             REGISTRATION STATEMENT
                                   ON FORM S-1
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ---------

                            MAGNA ENTERTAINMENT CORP.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                7948                     98-0208374
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)       Classification Code Number)      Identification No.)



                                 337 MAGNA DRIVE
                             AURORA, ONTARIO L4G 7K1
                                     CANADA
                                (905) 726-2462
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                    ---------

                                  GARY M. COHN
                VICE-PRESIDENT, SPECIAL PROJECTS AND SECRETARY
                            MAGNA ENTERTAINMENT CORP.
                                 337 MAGNA DRIVE
                             AURORA, ONTARIO L4G 7K1
                                     CANADA
                                (905) 726-2462
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ---------

                                   COPIES TO:

                                SCOTT M. FREEMAN
                         SIDLEY AUSTIN BROWN & WOOD LLP
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                (212) 906-2000
                                  ---------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Post-Effective Amendment becomes effective.
                                  ---------

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a Post-Effective Amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                  ---------

      PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, WHEN THIS POST-EFFECTIVE AMENDMENT IS DECLARED EFFECTIVE, THE PROSPECTUS THAT IS PART OF THIS REGISTRATION STATEMENT SHALL RELATE TO ANY SECURITIES THAT REMAIN UNSOLD UNDER THE REGISTRATION STATEMENT ON FORM S-1 (NO. 333-94791) OF THE REGISTRANT.

      THE REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

      This Registration Statement covers two distributions of shares of the registrant's Class A Subordinate Voting Stock:

      (a) the distribution on a delayed or continuous basis of these shares upon the redemption or exchange of exchangeable shares issued by a Canadian subsidiary of the registrant which were distributed by Magna International Inc. to some of its Canadian shareholders as part of a special dividend to holders of its Class A subordinate voting shares and Class B shares in March 2000; and

      (b) the distribution on a delayed or continuous basis of shares of the registrant's Class A Subordinate Voting Stock by some of the holders thereof.

PROSPECTUS

                            MAGNA ENTERTAINMENT CORP.

             2,820,573 SHARES OF CLASS A SUBORDINATE VOTING STOCK

                                  ---------

      This prospectus relates to the distribution on a delayed or continuous basis by us of up to 1,951,947 shares of our Class A Subordinate Voting Stock upon the redemption or exchange of exchangeable shares (the "Exchangeable Shares") of our Canadian subsidiary, MEC Holdings (Canada) Inc. ("Exchangeco"), and by some of our stockholders of up to 868,626 shares of our Class A Subordinate Voting Stock.


      We will not receive any cash proceeds from either the shares issued by us upon the redemption or exchange of the Exchangeable Shares or the shares sold by our stockholders.


      Our Class A Subordinate Voting Stock is traded on the Nasdaq National Market under the symbol "MIEC" and on The Toronto Stock Exchange under the symbol "MIE.A". On May 30, 2002, the last sale price on Nasdaq for the Class A Subordinate Voting Stock was $7.55 per share and the last sale price on The Toronto Stock Exchange for the Class A Subordinate Voting Stock was $11.60 (in Canadian dollars) per share.


      YOU SHOULD CAREFULLY CONSIDER THE MATTERS AFFECTING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE VALUE OF SHARES OF OUR CLASS A SUBORDINATE VOTING STOCK DESCRIBED IN DETAIL UNDER THE HEADING "RISK FACTORS", BEGINNING ON PAGE 2.

                                  ---------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    The date of this prospectus is May 31, 2002.

                                   OUR COMPANY

      We are the leading owner and operator of thoroughbred racetracks in the United States, based on revenue, and a leading supplier, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. We currently operate eight thoroughbred racetracks, one standardbred racetrack and one greyhound racetrack, as well as the simulcast wagering venues at these tracks. In addition, we operate off-track betting facilities and a national account wagering business known as XpressBet(TM), which permits customers to place wagers by telephone and over the Internet on horse races at up to 65 racetracks in North America. We also have a one-third ownership interest in Racetrack Television Network, LLC, a new venture formed to telecast races from our racetracks and other racetracks, via satellite, to paying subscribers.

      All pro forma financial or operating information in this prospectus is derived from our unaudited Pro Forma Consolidated Statements of Operations and Comprehensive Income (Loss), incorporated into this prospectus by reference to our prospectus filed pursuant to Rule 424(b) under the United States Securities Act of 1933 on April 5, 2002 (Registration No. 333-70520), which give effect to acquisitions that we made after January 1, 2001 as though they were completed on that date.

                               RECENT DEVELOPMENTS

      On May 1, 2002, we entered into a $75.0 million senior unsecured revolving credit facility with the United States lending office of a Canadian chartered bank. This credit facility has an initial term of approximately one year and may be extended for additional successive terms of approximately one year each with the consent of both parties. As of May 30, 2002, we had not drawn on this credit facility.

      On April 10, 2002, we issued 23,000,000 shares of our Class A Subordinate Voting Stock in a public offering in the United States and Canada. The offering price was $6.65 per share in the United States and $10.60 (in Canadian dollars) per share in Canada. Our net proceeds from the offering were approximately $143.0 million. The offering was underwritten by a syndicate of underwriters for which Bear Stearns & Co. Inc., BMO Nesbitt Burns Inc. and CIBC World Markets Corp. were the representatives.

                                  RISK FACTORS

      YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING ANY SHARES OF OUR CLASS A SUBORDINATE VOTING STOCK.

      If any of the following risks, or any of the risks described in the other documents we file with the SEC and the Canadian securities regulatory authorities, actually occur, our business, financial condition, operating results and prospects could be materially adversely affected. In that case, the trading price of shares of our Class A Subordinate Voting Stock could decline substantially and investors may lose all or part of the value of the shares of our Class A Subordinate Voting Stock held by them.

      Additional information concerning many of the risks described below is contained in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated into this prospectus by reference. See "Incorporation by Reference" and "Additional Information".

RISKS REGARDING OUR COMPANY

      WE ARE A RELATIVELY NEW COMPANY WITH A SHORT HISTORY OF RACETRACK OPERATIONS. WE MUST SUCCESSFULLY INTEGRATE RECENT RACETRACK ACQUISITIONS OR OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

      We were incorporated approximately three years ago and acquired our first racetrack in December 1998. Accordingly, although all our racetracks have been in operation for some time, we have a relatively short history of owning and operating racetracks. The acquisition of Santa Anita Park was completed in December 1998, the acquisition of Gulfstream Park was completed in September 1999, the acquisition of Remington Park and Thistledown was completed in November 1999, the acquisition of Golden Gate Fields was completed in December 1999, the acquisition of Great Lakes Downs was completed in February 2000, the acquisition of Bay Meadows was completed in November 2000, the acquisition of The Meadows was completed in April 2001 and the acquisition of Multnomah Greyhound Park was completed in October 2001. The Portland Meadows facility commenced operations under our management in July 2001. Prior to their respective acquisitions, most of these racetracks had been operated separately under different ownership. Completing the integration of these businesses into our operations will require a significant dedication of management resources and further expansion of our information and other operating systems.

      If we do not successfully integrate our recent acquisitions and any future acquisitions, or if this integration consumes a significant amount of our management's time, then these acquisitions may materially adversely affect our efficiency and, therefore, significantly harm our business.

      IF WE DO NOT IDENTIFY, NEGOTIATE AND COMPLETE A SUFFICIENT NUMBER OF STRATEGIC ACQUISITIONS, WE MAY NOT ACHIEVE OUR BUSINESS PLAN AND OUR GROWTH PROSPECTS MAY SUFFER.

      Our current business plan calls for us to continue to actively pursue strategic acquisitions. Our future profitability will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. If we do not do so for any reason, we may not be able to implement our business plan successfully, or grow as quickly as we anticipate, and this could have a material adverse effect on our future profitability.

      WE HAVE RECRUITED MOST OF OUR SENIOR EXECUTIVE OFFICERS FROM OUTSIDE THE RACETRACK INDUSTRY.

      Although our management personnel at our racetracks generally have extensive experience in the racetrack industry, we have recruited most of our senior executive officers from outside the industry. Our chief executive officer, chief operating officer and chief financial officer each joined us during the last two years. This lack of racetrack industry experience may impede the implementation of our strategy and slow our growth.

      WE MAY NOT BE ABLE TO OBTAIN FINANCING OR MAY BE ABLE TO OBTAIN IT ONLY ON UNFAVORABLE TERMS, WHICH MAY AFFECT THE VIABILITY OF OUR EXPANSION PROJECTS OR MAKE EXPANSION MORE COSTLY.

      We may require additional financing in order to expand our operations. It is possible that this financing will not be available or, if available, will not be available on terms that are favorable to us. Our controlling stockholder, Magna International Inc. ("Magna International"), has made a commitment to its shareholders that it will not, before June 1, 2006, make any further debt or equity investments in, or otherwise provide financial assistance to, us or any of our subsidiaries without the prior consent of the holders of a majority of Magna International's subordinate voting shares. If we are unable to obtain financing on favorable terms, or at all, we may not be able to expand our operations, which could have a material adverse effect on our future profitability.

      OUR RECENT OPERATING INCOME INCLUDES SUBSTANTIAL GAINS FROM THE SALE OF NON-CORE REAL ESTATE, WHICH SALES WILL SOON DECREASE AND MAY CAUSE OUR FUTURE OPERATING INCOME AND CASH FLOW TO DECREASE.

      Approximately 37% of our pro forma earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2001 resulted from gains from real estate sales. These gains will likely be reduced to zero over the next two years as the balance of our non-core real estate portfolio is sold. Additionally, our short-term and annual operating income and cash flow may decline from the prior year due to decreases in non-core real estate sales. If we do not replace these gains or offset these decreases with additional operating income and cash flow from our racetrack operations, our future operating income and cash flow will decline.

      OUR BUSINESS IS HEAVILY CONCENTRATED AT CERTAIN OF OUR RACETRACKS.

      Four of our racetracks, Santa Anita, Gulfstream, Golden Gate Fields and Bay Meadows, accounted for approximately 61% of our pro forma revenue and 83% of our pro forma earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2001. If a business interruption were to occur and continue for a significant length of time at any of these racetracks, it could harm our operating results. Additionally, certain of our other racetrack properties have experienced negative earnings before interest, income taxes, depreciation and amortization over the past two years. These racetrack properties may not improve their operating performance in the future.

      WE ARE CONTROLLED BY MAGNA INTERNATIONAL AND THEREFORE MAGNA INTERNATIONAL IS ABLE TO PREVENT ANY TAKEOVER OF US BY A THIRD PARTY.

      Magna International owns all our Class B Stock, which is generally entitled to 20 votes per share, and therefore is able to exercise approximately 97% of the total voting power of our outstanding stock. It is therefore able to elect all our directors and to control us. As a result, Magna International is able to cause or prevent a change in our control.

      OUR RELATIONSHIP WITH MAGNA INTERNATIONAL IS NOT AT "ARM'S LENGTH", AND THEREFORE MAGNA INTERNATIONAL MAY INFLUENCE US TO MAKE DECISIONS THAT ARE NOT IN THE BEST INTERESTS OF OUR OTHER STOCKHOLDERS.

      Our relationship with Magna International is not at "arm's length". In addition to the ownership of our stock as described in the preceding risk factor, three members of our board of directors are also members of Magna International's board of directors and we have the same chairman. In some cases, the interests of Magna International may not be the same as those of our other stockholders, and conflicts of interest may arise from time to time that may be resolved in a manner detrimental to us or our minority stockholders. Magna International is able to cause us to effect certain corporate transactions without the consent of the holders of our Class A Subordinate Voting Stock, subject to applicable law and the fiduciary duties of our directors and officers. Consequently, transactions effected between us and Magna International may not be on the same terms as could be obtained from independent parties, resulting in the possibility of our minority stockholders' interests being compromised.

      A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

      Our operations are affected by general economic conditions, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions may lead to our customers having less discretionary income to wager on horse racing. This would cause a reduction in our revenues and could therefore have a material adverse effect on our operating results.

      WE ARE EXPOSED TO CURRENCY EXCHANGE RATE FLUCTUATIONS.

      Our business outside the United States is generally transacted in currencies other than U.S. dollars. Fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our operating results. Moreover, fluctuations in the U.S.
dollar relative to currencies in which earnings are generated outside the United States could result in a reduction in our profitability.

RISKS RELATING TO OUR GAMING OPERATIONS

      A DECLINE IN THE POPULARITY OF HORSE RACING COULD ADVERSELY IMPACT OUR BUSINESS.

      The continued popularity of horse racing is important to our growth plans and our operating results. Our business plan anticipates our attracting new customers to our racetracks, off-track betting facilities and account wagering operations. Even if we are successful in making acquisitions and expanding and improving our current operations, we may not be able to attract a sufficient number of new customers to achieve our business plan. Public tastes are unpredictable and subject to change. Any decline in interest in horse racing or any change in public tastes may adversely affect our revenues and, therefore, our operating results.

      DECLINING ON-TRACK ATTENDANCE AND INCREASING COMPETITION IN SIMULCASTING MAY MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

      There has been a general decline in the number of people attending and wagering at live horse races at North American racetracks due to a number of factors, including increased competition from other forms of gaming, unwillingness of customers to travel a significant distance to racetracks and the increasing availability of off-track wagering. The declining attendance at live horse racing events has prompted racetracks to rely increasingly on revenues from inter-track, off-track and account wagering markets. The industry-wide focus on inter-track, off-track and account wagering markets has increased competition among racetracks for outlets to simulcast their live races. A continued decrease in attendance at live events and in on-track wagering, as well as increased competition in the inter-track, off-track and account wagering markets, could lead to a decrease in the amount wagered at our facilities and on races conducted at our racetracks and may materially adversely affect our business, financial condition, operating results and prospects.

      OUR GAMING ACTIVITIES ARE DEPENDENT ON GOVERNMENTAL REGULATION AND APPROVALS. AMENDMENTS TO SUCH REGULATION OR THE FAILURE TO OBTAIN SUCH APPROVALS COULD ADVERSELY AFFECT OUR BUSINESS.

      All our pari-mutuel wagering operations are contingent upon the continued governmental approval of these operations as forms of legalized gaming. All our current gaming operations are subject to extensive governmental regulation and could be subjected at any time to additional or more restrictive regulation, or banned entirely.

      We may be unable to obtain, maintain or renew all governmental licenses, registrations, permits and approvals necessary for the operation of our pari-mutuel wagering facilities. Licenses to conduct live horse racing and simulcast wagering must be obtained annually from each state's regulatory authority. The loss or non-renewal of any of our licenses, registrations, permits or approvals may materially limit the number of races we conduct or the form or types of pari-mutuel wagering we offer, and could have a material adverse effect on our business. In addition, we currently devote significant financial and management resources to complying with the various governmental regulations to which our operations are subject. Any significant increase in governmental regulation would increase the amount of our resources devoted to governmental compliance, could substantially restrict our business and could materially adversely affect our operating results.

      ANY FUTURE EXPANSION OF OUR GAMING OPERATIONS WILL LIKELY REQUIRE US TO OBTAIN ADDITIONAL GOVERNMENTAL APPROVALS OR, IN SOME CASES, AMENDMENTS TO CURRENT LAWS GOVERNING SUCH ACTIVITIES.

      The high degree of regulation in the gaming industry is a significant obstacle to our growth strategy, especially with respect to account wagering, including telephone, interactive television and Internet-based wagering. Account wagering may currently be conducted only through hubs or bases located in certain states. Our expansion opportunities in this area will be limited unless more states amend their laws to permit account wagering. The necessary amendments to those laws may not be enacted. In addition, the licensing and legislative amendment processes can be both lengthy and costly, and we may not be successful in obtaining required licenses, registrations, permits and approvals.

      In the past, certain state attorneys general, district attorneys and other law enforcement officials have expressed concern over the legality of interstate account wagering. In December 2000, legislation was enacted in the United States that amends the Interstate Horseracing Act of 1978. We believe that this amendment clarifies that inter-track simulcasting, off-track betting and account wagering, as currently conducted by the U.S. horse racing industry, are authorized under U.S. federal law. The amendment may not be interpreted in this manner by all concerned, however, and there may be challenges to these activities by both state and federal law enforcement authorities, which could have a material adverse impact on our business, financial condition, operating results and prospects.

      From time to time, the United States Congress has considered legislation that would inhibit or restrict the use of certain financial instruments, including credit cards, to provide funds for account wagering. For example, in May 2001, the United States Senate Commerce Committee proposed legislation, in the form of the Unlawful Internet Gambling

Funding Bill, that would prohibit financial institutions from enforcing credit card debts if they knew the debts were being incurred in order to gamble illegally through the Internet. Further, in July 2001, a bill was reintroduced into the United States House of Representatives that would prohibit any person in a gambling business from knowingly accepting, in connection with the participation of another person in Internet gambling, credit, an electronic funds transfer, a check, a draft or the proceeds of credit or an electronic funds transfer. Legislation of this nature, if enacted, could inhibit account wagering by restricting the use of credit cards and other commonly used financial instruments to fund wagering accounts. This, or any other legislation restricting account wagering, could cause our business and its growth to suffer.

      IMPLEMENTATION OF SOME OF THE RECOMMENDATIONS OF THE NATIONAL GAMBLING IMPACT STUDY COMMISSION MAY HARM OUR GROWTH PROSPECTS.

      In August 1996, the United States Congress established the National Gambling Impact Study Commission to conduct a comprehensive study of the social and economic effects of the gambling industry in the United States. This commission reviewed existing federal, state and local policy and practices with respect to the legalization or prohibition of gambling activities with the aim of formulating and proposing changes in these policies and practices and recommending legislation and administrative actions for these proposed changes. On April 28, 1999, the Commission voted to recommend that there be a pause in the expansion of gaming. On June 18, 1999, the Commission issued a report setting out its findings and conclusions, together with recommendations for legislation and administrative actions. Some of the recommendations were:

      - prohibiting Internet gambling that was not already authorized within the United States or among parties in the United States and any foreign jurisdiction;

      - limiting the expansion of gambling into homes through such mediums as account wagering; and

      - banning the introduction of casino-style gambling into pari-mutuel facilities for the primary purpose of saving a pari-mutuel facility that the market has determined no longer serves the community or for the purpose of competing with other forms of gaming.

      The recommendations made by the National Gambling Impact Study Commission could result in the enactment of new laws and/or the adoption of new regulations in the United States, which would materially adversely impact the gambling industry in the United States in general or our segment in particular and consequently may threaten our growth prospects.

      WE FACE SIGNIFICANT COMPETITION FROM OTHER RACETRACK OPERATORS WHICH COULD HURT OUR OPERATING RESULTS.

      We face significant competition in each of the jurisdictions in which we operate racetracks and we expect this competition to intensify as new racetrack operators enter our markets and existing competitors expand their operations and consolidate management of multiple racetracks. In addition, the introduction of legislation enabling slot machines or video lottery terminals to be installed at racetracks in certain states allows those racetracks to increase their purses and compete more effectively with us for horse owners and trainers. One of our competitors, Churchill Downs Inc., has been in operation for a much longer period of time than we have and may have greater name recognition. Competition from existing racetrack operators, as well as the addition of new competitors, may hurt our future performance and operating results.

      In addition, Florida tax laws have historically discouraged the three Miami-area horse racetracks, Gulfstream Park, Hialeah Park and Calder Race Course, from scheduling concurrent races. A recent tax structure, effective as of July 1, 2001, has eliminated this deterrent. As a result, our Gulfstream Park racetrack may face direct competition from the other Miami-area horse racetracks in the future. This competition could significantly affect the operating results of Gulfstream Park which could reduce our overall profitability.

      COMPETITION FROM NON-RACETRACK GAMING OPERATORS MAY REDUCE THE AMOUNT WAGERED AT OUR FACILITIES AND

MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

      We compete for customers with casinos, sports wagering services and other non-racetrack gaming operators, including government-sponsored lotteries, which benefit from numerous distribution channels, including supermarkets and convenience stores, as well as from frequent and extensive advertising campaigns. We do not enjoy the same access to the gaming public or possess the advertising resources that are available to government-sponsored lotteries as well as some of our other non-racetrack competitors, which may adversely affect our ability to effectively compete with them.

      WE DEPEND ON AGREEMENTS WITH OUR HORSEMEN'S INDUSTRY ASSOCIATIONS TO OPERATE OUR BUSINESS.

      The U.S. Interstate Horseracing Act of 1978, as well as various state racing laws, require that, in order to simulcast races, we have written agreements with the horsemen at our racetracks, who are represented by industry associations. In some states, if we fail to maintain operative agreements with the industry associations, we may not be permitted to conduct live racing or simulcasting at tracks within those states. In addition, our simulcasting agreements are generally subject to the approval of the industry associations. Should we fail to renew existing agreements with the industry associations on satisfactory terms or fail to obtain approval for new simulcast agreements, we would lose revenues and our operating results would suffer.

      IF WE ARE UNABLE TO CONTINUE TO NEGOTIATE SATISFACTORY UNION CONTRACTS, SOME OF OUR EMPLOYEES MAY COMMENCE A STRIKE. A STRIKE BY OUR EMPLOYEES OR A WORK STOPPAGE BY BACKSTRETCH PERSONNEL, WHO ARE EMPLOYED BY HORSE OWNERS AND TRAINERS, MAY LEAD TO LOST REVENUES AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      As of April 30, 2002, we employed approximately 4,300 full-time employees, approximately 2,500 of whom were represented by unions. A strike or other work stoppage by our employees could lead to lost revenues and have a material adverse effect on our business, financial condition, operating results and prospects.

      Recently enacted legislation in California will facilitate the organization of backstretch personnel in that state. A strike by backstretch personnel could, even though they are not our employees, lead to lost revenues and therefore hurt our operating results.

      WE CURRENTLY FACE SIGNIFICANT COMPETITION FROM INTERNET AND OTHER FORMS OF ACCOUNT WAGERING, WHICH MAY REDUCE OUR PROFITABILITY.

      Internet and other account wagering gaming services allow their customers to wager on a wide variety of sporting events and casino games from home. The National Gambling Impact Study Commission's June 1999 report estimates that there are over 250 on-line casinos, 64 lotteries, 20 bingo games and 139 sports wagering services offering gambling over the Internet. Amounts wagered in the Internet gaming market are estimated to have doubled from approximately $445 million in 1997 to over $900 million in 1998, according to INTERACTIVE GAMING NEWS, an Internet gaming publication. Although many on-line wagering services are operating from offshore locations in violation of U.S. law by accepting wagers from U.S. residents, they may divert wagering dollars from legitimate wagering venues such as our racetracks and account wagering operations. Moreover, our racetrack operations may require greater ongoing capital expenditures in order to expand our business than the capital expenditures required by Internet and other account wagering gaming operators. Currently, we cannot offer the diverse gaming options offered by many Internet and other account wagering gaming operators and may face significantly greater costs in operating our business. Our inability to compete successfully with these operators could hurt our business.

      In addition, the market for account wagering is affected by changing technology. Our ability to anticipate such changes and to develop and introduce new and enhanced services on a timely basis will be a significant factor in our ability to expand, remain competitive and attract new customers.

      EXPANSION OF GAMING CONDUCTED BY NATIVE AMERICAN GROUPS MAY LEAD TO INCREASED COMPETITION IN OUR INDUSTRY, WHICH MAY NEGATIVELY IMPACT OUR GROWTH AND PROFITABILITY.

      In March 2000, the California state constitution was amended, resulting in the expansion of gaming activities permitted to be conducted by Native American groups in California. This may lead to increased competition and may have an adverse effect on the profitability of Santa Anita Park, Golden Gate Fields, Bay Meadows and our future growth in California. It may also affect the purses that those tracks are able to offer and therefore adversely affect our ability to attract top horses.

      Several Native American groups in Florida have recently expressed interest in opening or expanding existing casinos in southern Florida, which could compete with Gulfstream Park and reduce its profitability.

      Moreover, other Native American groups may open or expand casinos in other regions of the country where we currently operate, or plan to operate, racetracks or other gaming operations. Any such competition from Native American groups could adversely affect our growth and profitability.

      SOME JURISDICTIONS VIEW OUR OPERATIONS PRIMARILY AS A MEANS OF RAISING TAXES, AND THEREFORE WE ARE PARTICULARLY VULNERABLE TO ADDITIONAL OR INCREASED TAXES AND FEES.

      We believe that the prospect of raising significant additional revenue through taxes and fees is one of the primary reasons that certain jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes, and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. For instance, U.S. legislators have proposed the imposition of a U.S. federal tax on gross gaming revenues. It is not possible to determine with certainty the likelihood of any such changes in tax laws or their administration; however, if enacted, such changes could have a material adverse effect on our business.

      OUR OPERATING RESULTS FLUCTUATE SEASONALLY AND MAY BE IMPACTED BY A REDUCTION IN LIVE RACING DATES DUE TO REGULATORY FACTORS.

      We experience significant fluctuations in quarterly operating results due to the seasonality associated with the racing schedules at our racetracks. Generally, our revenues from racetrack operations are greater in the first quarter of the calendar year than in any other quarter. We have a limited number of live racing dates at each of our racetracks and the number of live racing dates varies somewhat from year to year. The allocation of live racing dates in most of the states in which we operate is subject to regulatory approval from year to year and, in any given year, we may not receive the same or more racing dates than we have had in prior years. Recently, the regulatory agencies in California have announced their intention to reduce live racing dates. We are also faced with the prospect that competing racetracks may seek to have some of our historical dates allocated to them. A significant decrease in the number of our live racing dates would reduce our revenues and cause our business to suffer.

      UNFAVORABLE WEATHER CONDITIONS MAY RESULT IN A REDUCTION IN THE NUMBER OF RACES WE HOLD.

      Since horse racing is conducted outdoors, unfavorable weather conditions, including extremely high or low temperatures, excessive precipitation, storms or hurricanes, may cause races to be cancelled or may reduce attendance and wagering. Since a substantial portion of our operating expenses is fixed, a reduction in the number of races held or the number of horses racing due to unfavorable weather would reduce our revenues and cause our business to suffer.

      THE CURRENT LEASE OF THE BAY MEADOWS PROPERTY EXPIRES IN LESS THAN ONE YEAR AND MAY NOT BE RENEWED.

      The Bay Meadows site lease expires on December 31, 2002 (subject to extension through March 31, 2003 if we are holding a race meet). Although we are exploring various alternative venues for the conduct of the racing dates currently held at Bay Meadows, there is a risk that we will be unable to obtain the necessary regulatory approvals to transfer these racing dates to another racetrack operated by us in northern California, which could cause a reduction in our revenues and, therefore, materially adversely affect our operating results.

      THE PROFITABILITY OF OUR RACETRACKS IS PARTIALLY DEPENDENT UPON THE SIZE OF THE LOCAL HORSE POPULATION IN THE AREAS IN WHICH OUR RACETRACKS ARE LOCATED.

      Horse population is a factor in a racetrack's profitability because it generally affects the average number of horses (i.e., the average "field size") that run in races. Larger field sizes generally mean increased wagering and higher wagering revenues due to a number of factors, including the availability of exotic bets (such as "exacta" and "trifecta" wagers). Various factors have led to declines in the horse population in certain areas of the country, including competition from racetracks in other areas, increased costs and changing economic returns for owners and breeders, and Mare Reproductive Loss Syndrome, which last year caused a large number of mares in Kentucky to sustain late term abortions or early embryonic loss. If we are unable to attract horse owners to stable and race their horses at our tracks by offering a competitive environment, including improved facilities, well-maintained racetracks, better living conditions for backstretch personnel involved in the care and training of horses stabled at our tracks, and a competitive purse structure, our profitability could decrease.

      AN EARTHQUAKE IN CALIFORNIA COULD INTERRUPT OUR OPERATIONS AT SANTA ANITA PARK, GOLDEN GATE FIELDS AND BAY MEADOWS, WHICH WOULD ADVERSELY IMPACT OUR CASH FLOW FROM THESE RACETRACKS.

      Three of our largest racetracks, Santa Anita Park, Golden Gate Fields and Bay Meadows, are located in California and are therefore subject to earthquake risks. We do not maintain significant earthquake insurance on the structures at our California racetracks. We maintain fire insurance for fire risks, including those resulting from earthquakes, subject to policy limits and deductibles. There can be no assurance that earthquakes or the fires often caused by earthquakes will not seriously damage our California racetracks and related properties or that the recoverable amount of insurance proceeds will be sufficient to fully cover reconstruction costs and other losses. If an uninsured or underinsured loss occurs, we could lose anticipated revenue and cash flow from our California racetracks.

      OUR BUSINESS DEPENDS ON PROVIDERS OF TOTALISATOR SERVICES.

      In purchasing and selling our pari-mutuel wagering products, our customers depend on information provided by two of the three main totalisator companies operating in North America. These totalisator companies provide the computer systems that accumulate wagers, record sales, calculate payoffs and display wagering data. The loss of any of the totalisator companies as a provider of these critical services would decrease competition in the market for those services and could result in an increase in the cost to obtain them. Additionally, the failure of the totalisator companies to keep their technology current could limit our ability to serve customers effectively or develop new forms of wagering. Because of the highly specialized nature of these services, replicating these totalisator services would be expensive.

REAL ESTATE OWNERSHIP AND DEVELOPMENT RISKS

      OUR OWNERSHIP AND DEVELOPMENT OF REAL ESTATE IS SUBJECT TO RISKS AND MAY INVOLVE SIGNIFICANT ONGOING EXPENDITURES OR LOSSES THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

      All real estate investments are subject to risks including: general economic conditions, such as the availability and cost of financing; local real estate conditions, such as an oversupply of residential, office, retail or warehousing space, or a reduction in demand for real estate in the area; governmental regulation, including taxation of property and environmental legislation; and the attractiveness of properties to potential purchasers or tenants. The real estate industry is also capital intensive and sensitive to interest rates. Further, significant expenditures, including property taxes, mortgage payments, maintenance costs, insurance costs and related charges, must be made throughout the period of ownership of real property, which expenditures may negatively impact our operating results.

      WE MAY NOT BE ABLE TO SELL SOME OF OUR NON-CORE REAL ESTATE WHEN WE NEED TO OR AT THE PRICE WE WANT, WHICH MAY MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION.

      At times, it may be difficult for us to dispose of some of our non-core real estate. The costs of holding real estate may be high and, during a recession, we may be faced with ongoing expenditures with little prospect of earning revenue on our non-core real estate properties. If we have inadequate cash reserves, we may have to dispose of properties at prices that are substantially below the prices we desire, and in some cases, below the prices we originally paid for the properties, which may materially adversely affect our financial condition and our growth plans.

      WE REQUIRE GOVERNMENTAL APPROVALS FOR SOME OF OUR PROPERTIES WHICH MAY TAKE A LONG TIME TO OBTAIN OR WHICH MAY NOT BE GRANTED, EITHER OF WHICH COULD MATERIALLY ADVERSELY AFFECT OUR EXISTING BUSINESS OR OUR GROWTH.

      Some of our properties will require zoning and other approvals from local government agencies. The process of obtaining these approvals may take many months and we might not obtain the necessary approvals. Furthermore, in the case of certain land to be held by us in Aurora, Ontario, the transfer of this land to us from Magna International is conditional on our obtaining permission to sever the land from adjoining properties and other approvals. If we do not obtain these approvals, we may not ultimately acquire this land. Holding costs, while regulatory approvals are being sought, and delays may render a project economically unfeasible. If we do not obtain all of our necessary approvals, our plans, growth and profitability could be materially adversely affected.

      WE MAY NOT BE ABLE TO COMPLETE EXPANSION PROJECTS SUCCESSFULLY AND ON TIME, WHICH WOULD MATERIALLY ADVERSELY AFFECT OUR GROWTH AND OUR OPERATING RESULTS.

      We intend to further develop our racetracks and expand our gaming activities. Numerous factors, including regulatory and financial constraints, could cause us to alter, delay or abandon our existing plans. If we proceed to develop new facilities or enhance our existing facilities, we face numerous risks that could require substantial changes to our plans. These risks include the inability to secure all required permits and the failure to resolve potential land use issues, as well as risks typically associated with any construction project, including possible shortages of materials or skilled labor, unforeseen engineering or environmental problems, delays and work stoppages, weather interference and unanticipated cost overruns. For example, Santa Anita Park completed certain upgrades to its facilities in 1999. The disruption caused by these upgrades was greater than anticipated and reduced the total amount wagered at Santa Anita Park's simulcast wagering facilities and attendance at The Oak Tree Meet in 1999. Even if completed in a timely manner, our expansion projects may not be successful, which would affect our growth and could have a material adverse effect on our future profitability.

      We are currently considering a major redevelopment of Gulfstream Park. Although we would schedule the redevelopment so as to minimize any interference with Gulfstream Park's racing season, there is a risk that the redevelopment would not be completed according to schedule, in which case it could cause us to disrupt a racing season and result in a reduction in the revenues and earnings generated at Gulfstream Park during that season.

      WE FACE STRICT ENVIRONMENTAL REGULATION AND MAY BE SUBJECT TO LIABILITY FOR ENVIRONMENTAL DAMAGE, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

      We are subject to a wide range of requirements under environmental laws and regulations relating to waste water discharge, waste management and storage of hazardous substances. Compliance with environmental laws and regulations can, in some circumstances, require significant capital expenditures. Moreover, violations can result in significant penalties and, in some cases, interruption or cessation of operations. For example, we were involved in a dispute with the United States Environmental Protection Agency involving the Portland Meadows racetrack, which we currently lease and operate, which dispute caused us to postpone the planned September 1, 2001 opening of that facility.

      Furthermore, we may not have all required environmental permits and we may not otherwise be in compliance with all applicable environmental requirements. Where we do not have an environmental permit but one may be required, we will determine if one is in fact required and, if so, will seek to obtain one and address any related compliance issues, which may require significant capital expenditures.

      Various environmental laws and regulations in the United States, Canada and Europe impose liability on us as a current or previous owner and manager of real property, for the cost of maintenance, removal and remediation of hazardous substances released or deposited on or in properties now or previously owned or managed by us or disposed of in other locations. Our ability to sell properties with hazardous substance contamination or to borrow money using that property as collateral may also be uncertain.

      Changes to environmental laws and regulations, resulting in more stringent terms of compliance, or the enactment of new environmental legislation, could expose us to additional liabilities and ongoing expenses.

      Any of these environmental issues could have a material adverse effect on our business.

RISKS RELATING TO OUR CLASS A SUBORDINATE VOTING STOCK

      OUR STOCK PRICE MAY BE VOLATILE, AND FUTURE ISSUANCES OR SALES OF OUR STOCK MAY DECREASE OUR STOCK PRICE.

      The trading price of our Class A Subordinate Voting Stock has experienced, and may continue to experience, substantial volatility. The following factors have had, and may continue to have, a significant effect on the market price of our Class A Subordinate Voting Stock:

      -     our historical and anticipated operating results;

      - the announcement of new wagering and gaming opportunities by us or our competitors;

      -     the passage of legislation affecting horse racing or gaming;

      - developments affecting the horse racing or gaming industries generally;

      - sales or other issuances or the perception of potential sales or issuances, including in connection with our past and future acquisitions, of substantial amounts of our shares;

      - sales or the expectation of sales by Magna International of a portion of our shares held by it, as a result of its previously stated intention to reduce its majority equity position in us over time, or by our other significant stockholders; and

      - a shift in investor interest away from the gaming industry, in general.

      These factors could have a material adverse effect on the market price of our Class A Subordinate Voting Stock, regardless of our financial condition and operating results.

      CERTAIN CANADIAN SHAREHOLDERS OF MAGNA INTERNATIONAL, WHO RECEIVED EXCHANGEABLE SHARES AS A DISTRIBUTION FROM MAGNA INTERNATIONAL, MAY SELL THE SHARES OF OUR CLASS A SUBORDINATE STOCK THAT THEY RECEIVE UPON THE EXCHANGE OR REDEMPTION OF EXCHANGEABLE SHARES, WHICH SALES MAY REDUCE THE TRADING PRICE OF OUR CLASS A SUBORDINATE VOTING STOCK.

      Certain Canadian shareholders of Magna International received Exchangeable Shares as a distribution from Magna International. These Exchangeable Shares are exchangeable at the option of the holder on a one-for-one basis for shares of our Class A Subordinate Voting Stock. In addition, Exchangeco currently has the right to redeem all of the Exchangeable Shares, provided that written notice is provided to holders of the Exchangeable Shares at least 60 days in advance. See "Description of Exchangeable Shares". As of April 30, 2002, 1,951,947 Exchangeable Shares were outstanding, excluding those held by us. As certain Canadian shareholders are subject to restrictions on the amount of stock of a non-Canadian company that they may own, after these Exchangeable Shares are exchanged or redeemed for shares of our Class A Subordinate Voting Stock, these shareholders may sell the shares of Class A Subordinate Voting Stock that they receive in exchange for the Exchangeable Shares. This may have a material adverse effect on the market price of our Class A Subordinate Voting Stock, regardless of our financial condition and operating results.

      THE TRADING PRICE OF OUR CLASS A SUBORDINATE VOTING STOCK COULD DECREASE AS A RESULT OF OUR ISSUING ADDITIONAL SHARES AS CONSIDERATION FOR FUTURE ACQUISITIONS.

      We may issue our Class A Subordinate Voting Stock as full or partial consideration in connection with future acquisitions. To the extent that we do so, the percentage of our common equity and voting stock that our existing stockholders own will decrease and, particularly if such acquisitions do not contribute proportionately to our profitability, the trading price of our shares may also decrease.

      SALES OF OUR CLASS A SUBORDINATE VOTING STOCK BY MAGNA INTERNATIONAL OR BY CERTAIN OTHER OF OUR SIGNIFICANT STOCKHOLDERS UNDER THIS SHELF REGISTRATION STATEMENT COULD DEPRESS OUR STOCK PRICE.

      As of the date of this prospectus, Magna International owns 4,362,328 shares of our Class A Subordinate Voting Stock and 58,466,056 shares of our Class B Stock (which are convertible into shares of our Class A Subordinate Voting Stock on a one-for-one basis). Magna International has announced its intention at an undetermined point in the future to convert some shares of our Class B Stock to shares of our Class A Subordinate Voting Stock and dispose of these shares of our Class A Subordinate Voting Stock when market conditions for doing so are favorable, with the ultimate intention of retaining only a minority equity position but continuing to retain control of us. In addition, the registration statement of which this prospectus forms a part permits the secondary sale of shares of our Class A Subordinate Voting Stock by some of our stockholders who received those shares in connection with our past acquisitions. Up to 868,626 of these shares remain unsold. Sales of a substantial number of shares of our Class A Subordinate Voting Stock, either by Magna International or other stockholders pursuant to this prospectus, could depress the prevailing market prices of our Class A Subordinate Voting Stock.

      WE DO NOT PLAN TO PAY DIVIDENDS UNTIL 2004, IF AT ALL.

      We have not paid any dividends to date on our Class A Subordinate Voting Stock, we do not plan to pay any dividends until 2004 and we may not pay dividends then, or ever.


                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements as defined by the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new products and services; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

      Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

      Important factors that could cause such differences include, but are not limited to, the factors discussed above under "Risk Factors".

      Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.


                       DESCRIPTION OF EXCHANGEABLE SHARES

      The following is a summary of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of and the terms of the Exchangeable Share Support Agreement and the Voting and Exchange Agreement, two agreements relating to the Exchangeable Shares to which we are a party, each dated as of December 20, 1999. As of April 30, 2002, there were 1,951,947 Exchangeable Shares outstanding, excluding those held by us.

GENERAL

      The Exchangeable Shares were issued by our subsidiary MEC Holdings (Canada) Inc. ("Exchangeco"). Magna International, which initially held all 14,823,187 outstanding Exchangeable Shares, distributed 10,460,859 of its Exchangeable Shares on March 10, 2000 to certain Canadian shareholders of Magna International in conjunction with a distribution by Magna International to its other shareholders of shares of our Class A Subordinate Voting Stock pursuant to the Reorganization. The Exchangeable Shares, together with certain ancillary rights, are economically equivalent to the shares of our Class A Subordinate Voting Stock. The Exchangeable Shares are exchangeable at any time at the option of the holder, on a one-for-one basis, for shares of our Class A Subordinate Voting Stock. As of April 30, 2002, 12,871,240 Exchangeable Shares had been exchanged for shares of Class A Subordinate Voting Stock. By furnishing instructions to Magna International under the Voting and Exchange Agreement, holders of the Exchangeable Shares are able to exercise essentially the same voting rights with respect to us as they would have if they exchanged their Exchangeable Shares for shares of our Class A Subordinate Voting Stock. Holders of Exchangeable Shares are also entitled to receive from Exchangeco dividends that are economically equivalent to any dividends paid on shares of our Class A Subordinate Voting Stock. The Exchangeable Shares are subject to adjustment or modification in the event of a stock split, stock dividend or other change to our capital structure so as to maintain the one-to-one relationship between the Exchangeable Shares and the shares of our Class A Subordinate Voting Stock.

VOTING, DIVIDEND AND LIQUIDATION RIGHTS

VOTING RIGHTS WITH RESPECT TO EXCHANGECO

      Except as required by law or under the Exchangeable Share Support Agreement, the terms of the Exchangeable Shares with respect to the amendment thereof or the Voting and Exchange Agreement, the holders of Exchangeable Shares are not entitled to receive notice of or attend any meeting of shareholders of Exchangeco or to vote at any such meeting.

VOTING RIGHTS WITH RESPECT TO US

      Pursuant to the Voting and Exchange Agreement, each holder of an Exchangeable Share, other than us and our subsidiaries, on the record date for any meeting at which our stockholders are entitled to vote, will be entitled to instruct Magna International, and Magna International has agreed, to exercise one of the votes attached to a share of our Class A Subordinate Voting Stock or a share of our Class B Stock for each Exchangeable Share held by that holder. Under that agreement Magna International has agreed that, for so long as any of the Exchangeable Shares are outstanding, it will at all times hold the power to cast an identical number of votes attaching to our Class A Subordinate Voting Stock or our Class B Stock. If we are required to hold a class vote of our Class A Subordinate Voting Stock, Magna International may not use the voting rights attaching to any of the shares of our Class B Stock that it holds to satisfy its obligation to cast votes as instructed by holders of Exchangeable Shares, but may only exercise the voting rights attaching to our Class A Subordinate Voting Stock held by it for that purpose. If necessary, Magna International will convert shares of our Class B Stock into shares of our Class A Subordinate Voting Stock in order to have enough shares of that class available to honor all the voting instructions that it receives. If Magna International does not receive voting instructions covering all the outstanding Exchangeable Shares, it will refrain from exercising a number of voting rights attaching to our shares that it holds that is equal to the number of Exchangeable Shares for which no voting instructions were received. A holder of Exchangeable Shares may, upon request to Magna International, obtain a proxy from Magna International entitling the holder to vote directly at the relevant meeting the votes attached to our shares held by Magna International to which the Exchangeable Share holder is entitled to give Magna International voting instructions.

      We will send to the holders of the Exchangeable Shares, at our own expense, a notice of each meeting at which our stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct Magna International to exercise voting rights or to deliver a proxy to the holder. This mailing shall commence on the same day as we send the notice and materials to our stockholders. We will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by us to stockholders at the same time as such materials are sent to them. To the extent these materials are provided to us, we will also send to the holders of Exchangeable Shares all materials sent by third parties to our stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as reasonably practicable after such materials are delivered to us.

      All rights of a holder of an Exchangeable Share to instruct Magna International to exercise votes attached to a share of our stock held by Magna International will cease upon the exchange, whether by redemption, retraction or liquidation, or through the exercise of any of the rights as described below, of that holder's Exchangeable Share for a share of our Class A Subordinate Voting Stock.

      In accordance with the terms of the Exchangeable Share Support Agreement, we and our subsidiaries will not exercise any voting rights with respect to any Exchangeable Shares held by us or our subsidiaries, although we will appoint proxyholders with respect to such Exchangeable Shares for the sole purpose of attending meetings of the holders of Exchangeable Shares in order to be counted as part of the quorum for these meetings.

DIVIDEND RIGHTS

      Holders of Exchangeable Shares will be entitled to receive, subject to applicable law and to the next paragraph, dividends: (i) in the case of a cash dividend declared on shares of our Class A Subordinate Voting Stock, in an amount in cash for each Exchangeable Share corresponding to the cash dividend declared on each of the shares of our Class A Subordinate Voting Stock; (ii) in the case of a stock dividend declared on the shares of our Class A Subordinate Voting Stock to be paid in shares of our Class A Subordinate Voting Stock, in that number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of our Class A Subordinate Voting Stock to be paid on each such outstanding share; or (iii) in the case of a dividend declared on the shares of our Class A Subordinate Voting Stock in property other than cash or shares of our Class A Subordinate Voting Stock, in such type and amount of property as is the same as, or economically equivalent to, the type and amount of property declared as a dividend on each of the shares of our Class A Subordinate Voting Stock. Cash dividends on the Exchangeable Shares are payable in U.S. dollars or the Canadian dollar equivalent thereof, at the option of Exchangeco. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as the relevant date for the corresponding dividends on the shares of our Class A Subordinate Voting Stock.

      In the case of a stock dividend declared on the shares of our Class A Subordinate Voting Stock to be paid in shares of our Class A Subordinate Voting Stock, in lieu of declaring a corresponding stock dividend on the Exchangeable Shares, the Board of Directors of Exchangeco may, in its discretion and subject to applicable law, subdivide, redivide or change (collectively referred to as a subdivision), each Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares as is equal to the sum of: (i) a share of our Class A Subordinate Voting Stock; and (ii) the number of shares of our Class A Subordinate Voting Stock to be paid as a stock dividend on each share of our Class A Subordinate Voting Stock. In this instance, the subdivision shall become effective on the effective date for the dividend declared on the shares of our Class A Subordinate Voting Stock without any further act or formality on the part of the board of directors of Exchangeco or of the holders of Exchangeable Shares. No approval of the holders of Exchangeable Shares to an amendment to the articles of Exchangeco shall be required to give effect to the subdivision. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision of Exchangeable Shares and the effective date of the subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding stock dividend declared on the shares of our Class A Subordinate Voting Stock.

RIGHTS UPON AN EVENT OF INSOLVENCY

      Upon the occurrence and during the continuance of an event of insolvency of Exchangeco, each holder of Exchangeable Shares, other than us and our subsidiaries, will be entitled to exercise an exchange right with respect to any or all of the Exchangeable Shares held by the holder, thereby requiring us to purchase each Exchangeable Share from such holder, the purchase price for which will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock. As soon as practicable following the occurrence of an event of insolvency of Exchangeco, or any event which may, with the passage of time and/or the giving of notice, become such an event, we or Exchangeco will give notice thereof to each holder of Exchangeable Shares, which notice will advise the holder of the rights described in this paragraph. The purchase price payable by us for each Exchangeable Share purchased under this exchange right will be the same amount as Exchangeco would pay holders of Exchangeable Shares upon a liquidation.

LIQUIDATION RIGHTS WITH RESPECT TO EXCHANGECO

      In the event of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, holders of the Exchangeable Shares will have, subject to applicable law, preferential rights to receive from Exchangeco a specified liquidation amount, being the then current market price of a share of our Class A Subordinate Voting Stock, for each Exchangeable Share held, payable in shares of our Class A Subordinate Voting Stock, plus all declared and unpaid dividends. Upon the occurrence of a liquidation, dissolution or winding-up, we will have an overriding liquidation call right to purchase all the outstanding Exchangeable Shares, other than Exchangeable Shares held by us or our subsidiaries, from the holders thereof on the liquidation date for a purchase price per share equal to the specified liquidation amount.

LIQUIDATION RIGHTS WITH RESPECT TO US

      In order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of shares of our Class A Subordinate Voting Stock, on the fifth business day prior to the effective date of our voluntary or involuntary liquidation, dissolution or winding-up, each Exchangeable Share, other than those held by us or our subsidiaries, will, pursuant to an automatic exchange right under the Voting and Exchange Agreement, automatically be exchanged for a share of our Class A Subordinate Voting Stock together with an amount of cash equal to any declared but unpaid dividends on each Exchangeable Share. The certificates previously evidencing the Exchangeable Shares shall automatically be deemed to evidence an equal number of shares of our Class A Subordinate Voting Stock. Upon a holder's request and the surrender of the Exchangeable Share certificates, we will deliver to the holder certificates representing an equivalent number of shares of our Class A Subordinate Voting Stock.

RETRACTION

       Subject to the exercise by us of our retraction call right, holders of the Exchangeable Shares will be entitled, at any time following the effective time of the retraction, to retract, i.e., require Exchangeco to redeem, any or all of the Exchangeable Shares held by that holder for a retraction price per share equal to the then current market price of a share of our Class A Subordinate Voting Stock, which retraction price will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock, plus all declared and unpaid dividends. Holders of the Exchangeable Shares may effect this retraction by presenting: (i) a certificate or certificates to Exchangeco representing the number of Exchangeable Shares the holder desires to retract;
(ii) a duly executed retraction request indicating the number of Exchangeable Shares the holder desires to retract and the retraction date and acknowledging the retraction call right described in the paragraph below; and (iii) any other documents as may be required to effect the retraction of the Exchangeable Shares.

      When a holder retracts Exchangeable Shares, we will have an overriding call right to purchase on the retraction date all but not less than all of the retracted shares, at a purchase price per share equal to the retraction price, which purchase price will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock for each Exchangeable Share so purchased. Upon receipt of a retraction request, Exchangeco will immediately notify us of it. We must then advise Exchangeco within five business days as to whether we will exercise our retraction call right. If we do not so advise Exchangeco, Exchangeco will notify the holder as soon as possible thereafter that we will not exercise our retraction call right. If we advise Exchangeco that we will exercise our retraction call right within this five business day period, then provided the retraction request is not revoked by the holder as described below, the retraction request shall thereupon be considered only to be an offer by the holder to sell the retracted shares to us in accordance with our retraction call right.

      A holder may revoke his or her retraction request, in writing, at any time prior to the close of business on the business day preceding the retraction date, in which case the retracted shares will neither be purchased by us nor be redeemed by Exchangeco. If a holder does not revoke his or her retraction request, on the retraction date the retracted shares will either be purchased by us or redeemed by Exchangeco, as the case may be. If, as a result of solvency requirements or applicable law, Exchangeco is not permitted to redeem all retracted shares tendered by a retracting holder, Exchangeco will redeem only those retracted shares tendered by the holder, rounded down to a whole number of shares, as would not be contrary to the provisions of applicable law. We will be required to purchase the retracted shares not redeemed on the retraction date.

REDEMPTION

      Subject to applicable law and the redemption call right described in the next paragraph, on the redemption date, Exchangeco will redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per share equal to the then current market price of a share of our Class A Subordinate Voting Stock, which redemption price will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock together with all declared but unpaid dividends for each Exchangeable Share so purchased. Exchangeco will, at least 60 days prior to the redemption date, or any number of days as the Board of Directors of Exchangeco may determine to be reasonably practicable under the circumstances in respect of a redemption date arising in connection with, among other events, a change of control of us or an event in respect of which the approval of holders of Exchangeable Shares is required, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Exchangeco or the purchase of the Exchangeable Shares by us pursuant to the redemption call right.

      We will have an overriding call right to purchase on the redemption date all, but not less than all, of the Exchangeable Shares then outstanding, other than Exchangeable Shares held by us and our subsidiaries, for a purchase price per share equal to the redemption price, which purchase price will be satisfied by the delivery of one share of our Class A Subordinate Voting Stock for each Exchangeable Share so purchased. Upon our exercise of the redemption call right, holders will be obligated to sell their Exchangeable Shares to us. If we exercise the redemption call right, Exchangeco's right and obligation to redeem the Exchangeable Shares on the redemption date will terminate.

DATE FOR REDEMPTION

      Exchangeco has the right to redeem all of the Exchangeable Shares on any date after October 1, 2001 that the board of directors of Exchangeco may determine, provided that written notice is provided to holders of the Exchangeable Shares at least 60 days in advance.

RANKING

      The Exchangeable Shares will be entitled to a preference over the common shares of Exchangeco and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of a liquidation, dissolution or winding-up of Exchangeco, whether voluntary or involuntary, or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs.

CERTAIN RESTRICTIONS

      Exchangeco will not take any of the following actions without the approval of the holders of Exchangeable Shares as set forth below under "Description of Exchangeable Shares--Amendment and Approval":

            (a) pay any dividends on the common shares of Exchangeco, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in common shares of Exchangeco, or any other shares ranking junior to the Exchangeable Shares, as the case may be;

            (b) redeem, purchase or make any capital distribution in respect of common shares of Exchangeco, or any other shares ranking junior to the Exchangeable Shares;

            (c) redeem or purchase any other shares of Exchangeco ranking equally with the Exchangeable Shares with respect to the payment of dividends or any liquidation distribution;

            (d) issue any Exchangeable Shares other than: (i) pursuant to any shareholder rights plan adopted by Exchangeco; (ii) by way of stock dividend to the holders of Exchangeable Shares, or (iii) by way of any subdivision described above under the heading "Description of Exchangeable Shares--Dividend Rights"; or

            (e) issue any shares of Exchangeco ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividend to the holders of the Exchangeable Shares.

      The restrictions in clauses (a), (b), (c) and (d) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid on the shares of our Class A Subordinate Voting Stock from its first date of issue through that time have been declared and paid in full.

AMENDMENT AND APPROVAL

      The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be deemed to have been sufficiently given if given in accordance with applicable law subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast on that resolution at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 25% of the then outstanding Exchangeable Shares are present or represented by proxy. In the event that no such quorum is present at this meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to a place and time, not less than five days later as may be designated by the Chairman of such meeting. At the adjourned meeting, the holders of Exchangeable Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on that resolution will constitute the approval or consent of the holders of the Exchangeable Shares.

SUPPORT OBLIGATION

      Pursuant to the Exchangeable Share Support Agreement, for so long as any Exchangeable Shares, other than Exchangeable Shares owned by us or our subsidiaries, remain outstanding:

            (a) we will not declare or pay dividends on the shares of our Class A Subordinate Voting Stock unless Exchangeco is able to
                  (x) declare and pay and simultaneously declares or pays, as the case may be, equivalent dividend on the Exchangeable Shares or (y) subdivide and simultaneously subdivides the Exchangeable Shares in lieu of declaring a stock dividend;

            (b) we will advise Exchangeco in advance of the declaration of any dividend on the shares of our Class A Subordinate Voting Stock and ensure that (x) the declaration date,
                  record  date  and  payment   date  for   dividends   on  the
                  Exchangeable Shares are the same as those for the corresponding dividend on the shares of our Class A Subordinate Voting Stock or (y) the record date and effective date for a subdivision of the Exchangeable Shares in lieu of declaring a stock dividend are the same as the record date and payment date for the corresponding stock dividend on the shares of our Class A Subordinate Voting Stock;

            (c) we will ensure that the record date for any dividend declared on the shares of our Class A Subordinate Voting Stock is not less than 10 business days after the declaration date of the dividend;

            (d) we will take all actions and do all things reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable law, to pay to the holders of the Exchangeable Shares the applicable liquidation amount, redemption price and retraction price in the event of a liquidation, dissolution or winding-up of Exchangeco, a retraction request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Exchangeco; and

             (e) we will take all actions and do all things reasonably necessary or desirable to enable and permit us, in accordance with applicable law, to perform our obligations arising upon the exercise by us of our call rights, including the delivery of shares of our Class A Subordinate Voting Stock in accordance with the provisions of the applicable call right.

      The Exchangeable Share Support Agreement and the terms of the Exchangeable Shares provide that, without the prior approval of Exchangeco and the holders of the Exchangeable Shares given in the manner set forth above under "Description of Exchangeable Shares--Amendment and Approval", we will not issue or distribute additional shares of our Class A Subordinate Voting Stock, securities exchangeable for or convertible into or carrying rights to acquire shares of our Class A Subordinate Voting Stock, rights, options or warrants to subscribe therefor, evidences of indebtedness or other assets, to all or substantially all holders of shares of our Class A Subordinate Voting Stock, nor shall we change the shares of our Class A Subordinate Voting Stock, unless the same or an economically equivalent distribution on or change to the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. The Exchangeco board of directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the Exchangeable Shares is the same as or economically equivalent to any proposed distribution on or change to the shares of our Class A Subordinate Voting Stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the shares of our Class A Subordinate Voting Stock which is recommended by our board of directors and in connection with which the Exchangeable Shares are not redeemed by Exchangeco or purchased by us pursuant to the redemption call right, we will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in this type of transaction to the same extent and on an economically equivalent basis as the holders of shares of our Class A Subordinate Voting Stock.

      In order to assist us to comply with our obligations under the Exchangeable Share Support Agreement and to permit us to exercise the call rights, Exchangeco is required to notify us of the occurrence of some events, including the liquidation, dissolution or winding-up of Exchangeco, and Exchangeco's receipt of a retraction request from a holder of Exchangeable Shares.

MARKET FOR EXCHANGEABLE SHARES

      The Exchangeable Shares trade on the Toronto Stock Exchange under the symbol "MEH".

                                 USE OF PROCEEDS

      We will not receive any cash proceeds from either the shares issued by us upon the redemption or exchange of the Exchangeable Shares or the shares sold by the selling stockholders. The selling stockholders will receive all the net proceeds from their sale of shares of our Class A Subordinate Voting Stock.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information as of April 30, 2002 regarding the beneficial ownership of the shares of Class A Subordinate Voting Stock held by the stockholders who may sell their shares under this prospectus. The shares are being registered to permit public secondary trading of these shares, and each selling stockholder may offer the shares for resale from time to time, in whole or in part. The shares held by the selling stockholders were issued by us as consideration for past acquisitions. They were issued in reliance on the exemption from registration provided in Section 4(2) of the United States Securities Act of 1933 for transactions by an issuer not involving any public offering.

      On November 12, 1999, we issued 650,695 shares of our Class A Subordinate Voting Stock, par value $0.01, to The Edward J. DeBartolo Corporation (predecessor of DeBartolo Corporation) as partial consideration for the purchase of all the issued and outstanding stock of Thistledown, Inc. and Remington Park, Inc. The total purchase price, including transaction costs, was $18.7 million, net of cash acquired of $5.8 million. Of the total purchase price, $14.2 million was paid in cash and $4.5 million was paid through the issuance of our Class A Subordinate Voting Stock.

      On February 29, 2000, we issued 267,416 shares of our Class A Subordinate Voting Stock, par value $0.01, to Great Lakes Downs, Inc. and Great Lakes Downs Cafe, Inc. (230,431 of which shares were subsequently distributed to Jerry D. Campbell), as partial consideration for the assets of the Great Lakes Downs racetrack in

Muskegon, Michigan. The total purchase price, including transaction costs, was $1.8 million (net of approximately $9.7 million of liabilities assumed by us), paid through the issuance of our Class A Subordinate Voting Stock.

      Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Class A Subordinate Voting Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws.

                                      BENEFICIAL OWNERSHIP  BENEFICIAL OWNERSHIP
                                      PRIOR TO THE OFFERING  AFTER THE OFFERING(1)
                                     ----------------------------------------------
                                       NUMBER    PERCENTAGE    NUMBER    PERCENTAGE
    NAME OF SELLING STOCKHOLDER       OF SHARES  OF CLASS(2)  OF SHARES  OF CLASS(2)
                                      ---------  -----------  ---------  -----------
DeBartolo Corporation                  638,195      1.4           0          0
Jerry D.  Campbell                   563,764 (3)    1.2        333,333      (4)
                                     -------                   -------      ---
                  Total              1,201,959(3)   2.6        333,333      (4)
                                     ============   ===        =======      ===


(1) Assumes selling stockholders sell all shares that are registered hereby. Because the selling stockholders may offer all or some of the Class A Subordinate Voting Stock that they hold pursuant to this prospectus, and because this offering is not as of the date of this prospectus being underwritten on a firm commitment basis, no estimate can be given as to the actual amount of Class A Subordinate Voting Stock that will be held by the selling stockholders after completion of this distribution.

(2) For this purpose, the class consists of 46,683,884 shares of Class A Subordinate Voting Stock outstanding as of April 30, 2002 and does not include any shares issuable upon the exchange of the Exchangeable Shares or the exercise of options, including the vested options to purchase 333,333 shares of Class A Subordinate Voting Stock held by Jerry D. Campbell.

(3) Includes vested options to purchase 333,333 shares of Class A Subordinate Voting Stock held by Jerry D. Campbell.

(4)   Constitutes less than 1% of the class.

      See "Plan of Distribution" for further details regarding sales of our Class A Subordinate Voting Stock by the selling stockholders.

      Jerry D. Campbell has been one of our directors since March 2000 and was our President and Chief Executive Officer from March 2000 to August 2000 and our Vice-Chairman from August 2000 to April 2002. John C. York II, the President and Director of DeBartolo Corporation, has been one of our directors since March 2000.

                              PLAN OF DISTRIBUTION

      This prospectus relates to two distributions of our Class A Subordinate Voting Stock:

      - the distribution on a delayed or continuous basis of our Class A Subordinate Voting Stock upon the redemption or exchange of the Exchangeable Shares distributed by Magna International to some of its Canadian shareholders as part of a special dividend to holders of its Class A subordinate voting shares and Class B shares in March 2000; and

      - the distribution on a delayed or continuous basis of our Class A Subordinate Voting Stock by some of the holders thereof.

      The first distribution set forth above is described under "Description of Exchangeable Shares". As of April 30, 2002, there were 1,951,947 Exchangeable Shares outstanding, excluding those held by us. The second distribution set forth above is described below.

      The selling stockholders will pay any underwriting or selling discounts and commissions and expenses incurred by them for brokerage, accounting, tax, legal services or other expenses incurred by them in disposing of their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees, fees and expenses of our counsel and fees of our accountants.

      Any or all of the 868,626 shares of our Class A Subordinate Voting Stock held by the selling stockholders may be offered and sold from time to time to purchasers directly by any of the selling stockholders in privately negotiated transactions, on the Nasdaq National Market, in the over-the-counter market, or through a combination of such methods of sale. Alternatively, the selling stockholders may from time to time offer and sell our Class A Subordinate Voting Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of our Class A Subordinate Voting Stock for whom they may act as agents. The selling stockholders and any such underwriters, dealers or agents that participate in the distribution of these shares may be deemed to be underwriters, and any profit on the sale of these shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At the time a particular underwritten offering of these shares is made, to the extent required, a supplement to this prospectus will be distributed which will set forth the aggregate principal amount of our Class A Subordinate Voting Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for our Class A Subordinate Voting Stock purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. As of the date of this prospectus, no selling stockholder has entered into any agreement with any underwriter relating to the sale of our Class A Subordinate Voting Stock under this shelf. Pursuant to a lock-up agreement with the representatives of the syndicate of underwriters that underwrote our issuance of Class A Subordinate Voting Stock on April 10, 2002 (see "Recent Developments"), Jerry D. Campbell has agreed not to sell or otherwise transfer any shares of our Class A Subordinate Voting Stock until the expiration of the 90-day period commencing April 5, 2002, subject to certain exceptions.

      The 868,626 shares of our Class A Subordinate Voting Stock held by the selling stockholders may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers.

      Each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the Class A Subordinate Voting Stock by the selling stockholders. All the foregoing may affect the marketability of these shares and the ability of any person to engage in market making activities with respect to our Class A Subordinate Voting Stock.

      We have agreed to indemnify Jerry D. Campbell, as a selling stockholder under this prospectus, against certain civil liabilities, including certain liabilities arising under the Securities Act of 1933.

      Because we did not properly update, after November 14, 2000, the prior registration statement which registered the offering and issuance of Class A Subordinate Voting Stock upon the exchange of the Exchangeable Shares, the holders of Exchangeable Shares who received Class A Subordinate Voting Stock in exchange therefor after such date may have the right under the Securities Act of 1933 to rescind such exchanges.

                           INCORPORATION BY REFERENCE

      The SEC permits us to "incorporate by reference" certain information contained in documents that we file with them, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any information contained in an incorporated document that we file with the SEC after the date of this prospectus will automatically update and supersede information contained in this prospectus.

      The following documents that we previously filed with the SEC are incorporated by reference into this prospectus:

      1.    Our Annual Report on Form 10-K for the year ended December 31, 2001;
      2. Our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2002;
      3.    Our Current Report on Form 8-K filed on February 15, 2002;
      4.    Our Current Report on Form 8-K filed on March 11, 2002;
      5.    Our Current Report on Form 8-K filed on May 7, 2002; and
      6. The description of our Class A Subordinate Voting Stock contained in our Registration Statement on Form 8-A filed with the SEC on February 11, 2000, including any amendment or report we may file with the SEC for the purpose of updating such description.

      The following financial statements previously filed with the SEC are incorporated by reference to our prospectus filed with the SEC on April 5, 2002, pursuant to Rule 424(b) under the Securities Act (Registration No.
333-70520):

            (i) Audited Combined Financial Statements of Bay Meadows Operating Company, LLC and Bay Meadows Catering as of November 17, 2000, and December 31, 1999 and for the periods from January 1, 2000 through November 17, 2000, from February 1, 1999 through December 31, 1999 and from January 1, 1999 through January 31, 1999;

            (ii) Audited Consolidated Financial Statements of Ladbroke Racing Pennsylvania, Inc. and Subsidiaries as at December 21, 2000 and 1999 and each of the two years ended December 31, 2000;

            (iii) Audited Financial Statements of Sport Broadcasting, Inc. as
                  at December 31, 2000 and 1999 and each of the two years ended December 31, 2000; and

            (iv) Our Unaudited Pro Forma Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended December 31, 2001.

      We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the termination of the offering of securities under this prospectus.

      Our incorporation by reference in this prospectus means that important information about us appears or will appear in the documents listed above and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.

       You may request a copy of any filings referred to above (other than exhibits, unless the exhibit is specifically incorporated by reference into that filing) at no cost by telephoning or writing to us at the following address:
Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario L4G 7K1 Canada, telephone number (905) 726-2462.

                                  LEGAL MATTERS

      Certain legal matters in connection with the distribution of shares of our Class A Subordinate Voting Stock will be passed upon by Sidley Austin Brown & Wood LLP, our special United States counsel.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

       Our auditors are Ernst & Young LLP, Ernst & Young Tower, 222 Bay Street, Box 251, Toronto Dominion Centre Tower, Toronto, Ontario, M5K 1J7 Canada.

      The transfer agent and registrar for our Class A Subordinate Voting Stock is Computershare Trust Company, Inc. at its principal office in Lakewood, Colorado and the co-transfer agent for our Class A Subordinate Voting Stock is Computershare Trust Company of Canada at its principal office in Toronto, Ontario. Computershare Trust Company of Canada at its principal office in Toronto, Ontario is the transfer agent and registrar for the Exchangeable Shares.

                                     EXPERTS

      The financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001 and to our prospectus filed pursuant to Rule 424(b) under the United States Securities Act of 1933 on April 5, 2002 (No. 333-70520) have been so incorporated in reliance on the reports of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC and with the Canadian securities regulatory authorities. Our SEC filings are available at the SEC's website on the World Wide Web at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC and does not contain all the information set forth in the registration statement. This registration statement, including all exhibits, has been filed with the SEC through EDGAR. The documents that we have filed with the Canadian securities regulatory authorities are available on the World Wide Web at http:/ /www.sedar.com. Our Class A Subordinate Voting Stock is quoted and traded on the Nasdaq National Market and is listed on The Toronto Stock Exchange. Reports, proxy and information statements and other information concerning us can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

==============================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Magna Entertainment Corp. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that information contained herein is correct as of any time subsequent to its date or that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.


                                TABLE OF CONTENTS

                                 PAGE
OUR COMPANY........................2
RECENT DEVELOPMENTS................2
RISK FACTORS.......................2
FORWARD-LOOKING STATEMENTS........12
DESCRIPTION OF EXCHANGEABLE
     SHARES.......................12
USE OF PROCEEDS...................19
SELLING STOCKHOLDERS..............19
PLAN OF DISTRIBUTION..............20
INCORPORATION BY REFERENCE........22
LEGAL MATTERS.....................22
AUDITORS, TRANSFER AGENT AND
     REGISTRAR....................23
EXPERTS...........................23
ADDITIONAL INFORMATION............23


==============================================================================









                            MAGNA ENTERTAINMENT CORP.



                                2,820,573 SHARES

                        CLASS A SUBORDINATE VOTING STOCK







                                   PROSPECTUS
                                 ------------



                                  May 31, 2002













==============================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Registration fees...................$ 6,528
Accounting fees..................... 20,000
Legal fees.......................... 55,000
Brokers' fees.......................  1,000
Printing, mailing and
     administrative fees............  5,200
Miscellaneous.......................  5,000

     TOTAL..........................$92,728

* All amounts are estimated except for the registration fees.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 145 of the Delaware General Corporation Law, our by-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was or has agreed to become one of our directors, officers, employees or agents, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our indemnification obligation extends to costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person or on his or her behalf in connection with such an action, suit or proceeding and any appeal therefrom, if any such person acted in good faith in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation also provides that, to the extent permitted by law, our directors will have no liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our officers and directors and the officers and directors of our subsidiaries are covered by liability insurance, subject to a deductible for executive indemnification. The policy does not provide coverage for losses arising from the violation of, or the enforcement of, environmental laws and regulations.

ITEM 16.  EXHIBITS

 EXHIBIT NO.                       DESCRIPTION OF DOCUMENT

5.1           Opinion of Sidley Austin Brown & Wood LLP+
23.1          Consent of Ernst & Young LLP in respect of the Audited
              Consolidated Financial Statements of Magna Entertainment Corp.*
23.2          Consent of Ernst & Young LLP in respect of the Audited Combined
              Financial Statements of Bay Meadows Operating Company, LLC and
              Bay Meadows Catering*
23.3          Consent of Ernst & Young LLP in respect of the Audited
              Consolidated Financial Statements of Ladbroke Racing
              Pennsylvania, Inc. and Subsidiaries*
23.4          Consent of Ernst & Young LLP in respect of the Audited Financial
              Statements of Sport Broadcasting, Inc.*
23.5          Consent of Sidley  Austin  Brown & Wood LLP (included in Exhibit
              5.1)
24.1          Power of Attorney+

* Filed herewith.
+ Previously filed.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a Post-Effective Amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, Magna Entertainment Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Ontario, Canada, on the 31st day of May, 2002.


                                    MAGNA ENTERTAINMENT CORP.



                                    By: /s/ Jim McAlpine
                                    -----------------------------------------
                                    President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of May, 2002.


SIGNATURE                           TITLE
---------                           -----
                                    President and Chief Executive Officer and
/s/ Jim McAlpine                    Director (Principal Executive Officer)
----------------------------
Jim McAlpine

                                    Executive Vice-President and Chief
/s/ Graham J. Orr                   Financial Officer (Principal Financial Officer)
----------------------------
Graham J.  Orr


                                     Vice-President and Controller (Principal
/s/ Douglas R. Tatters               Accounting Officer)
----------------------------
Douglas R.  Tatters


                                      Director
          *
--------------------------------
Jerry D. Campbell


          *                            Director
-------------------------------
William G.  Davis


          *                             Director
-------------------------------
Peter M. George


                                  III-1


          *                             Director
-------------------------------
Joseph W.  Harper


          *                             Director
-------------------------------
F. Jack Liebau


          *                             Director
-------------------------------
J. Terrence Lanni


          *                             Director
-------------------------------
Edward C. Lumley


          *                             Director
-------------------------------
James Nicol


          *                             Director
-------------------------------
Gino Roncelli


          *                             Chairman and Director
-------------------------------
Frank Stronach


          *                             Director
-------------------------------
John C. York II


/s/ Gary M. Cohn                        As attorney-in-fact for the officers and/or
-------------------------------         directors marked by an asterisk
Gary M. Cohn

                                     III-2

                                  EXHIBIT INDEX


 EXHIBIT NO.                       DESCRIPTION OF DOCUMENT

5.1           Opinion of Sidley Austin Brown & Wood LLP+
23.1          Consent of Ernst & Young LLP in respect of the Audited
              Consolidated Financial Statements of Magna Entertainment Corp.*
23.2          Consent of Ernst & Young LLP in respect of the Audited Combined
              Financial Statements of Bay Meadows Operating Company, LLC and
              Bay Meadows Catering*
23.3          Consent of Ernst & Young LLP in respect of the Audited
              Consolidated  Financial  Statements  of  Ladbroke  Racing
              Pennsylvania, Inc. and Subsidiaries*
23.4          Consent of Ernst & Young LLP in respect of the Audited Financial
              Statements of Sport Broadcasting, Inc.*
23.5          Consent of Sidley Austin Brown & Wood LLP (included in Exhibit
              5.1)
24.1          Power of Attorney+

* Filed herewith.
+ Previously filed.


                                     III-3